Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of April 3, 2011 between LaBARGE, INC., a Delaware corporation (the “Company”) and Craig E. LaBarge (the “Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).
     WHEREAS, concurrently with the execution of this Agreement, the Company, Ducommun Incorporated, a corporation organized and existing under the laws of Delaware (“Parent”), and DLBMS, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Parent (the “Merger”);
     WHEREAS, the Executive is currently employed as the President and Chief Executive Officer of the Company;
     WHEREAS, in order to induce Parent to enter into the Merger Agreement and consummate the Merger, the Executive is willing to enter into this Agreement;
     WHEREAS, Parent would not have entered into the Merger Agreement nor consummated the transactions contemplated thereby without the Executive’s agreement to enter into this Agreement with the Company;
     NOW, THEREFORE, in consideration of the Merger and the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
     1. Effectiveness. Except as provided in the last sentence of this section, this Agreement shall constitute a binding agreement between the parties only upon the Effective Time (as defined in the Merger Agreement). Unless and until the Merger is consummated, this Agreement shall be of no effect and shall not confer any rights or obligations upon the Executive, the Company or Parent. Effective upon the Effective Time this Agreement shall replace and supersede that certain Executive Severance Agreement, dated January 11, 2005, between the Executive and the Company (the “Severance Agreement”), which Severance Agreement shall, as of the Effective Time, be null and void and of no further force or effect. Anything herein to the contrary notwithstanding, effective immediately no Change of Control shall be deemed to exist or to have occurred under the Severance Agreement as a result of the Company’s Board of Directors approving, adopting or agreeing to recommend the Merger Agreement or the Company entering into the Merger Agreement.
     2. Term. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Term”) commencing on Closing Date (as defined in the Merger Agreement) and ending on the first anniversary of the Closing Date.
     3. Employment. Subject to the terms set forth herein, during the Term, the Executive will devote his full business time and use his best efforts to advance the business and welfare of the Company and its Affiliates (including, following the Effective Time, Parent and its subsidiaries), and will not engage in any other employment or business activities or any other activities for any direct or indirect remuneration that would be harmful or detrimental to the business and affairs of the Company or Parent, or that would materially interfere with his duties hereunder. During the Term it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s assigned responsibilities. To the extent that any such activities have been conducted by the Executive prior to the Effective Time, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Time shall not hereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
     4. Position. During the Term, the Executive shall serve as the Vice Chairman of the Company, and shall report directly to the President and Chief Executive Officer of Parent (the “Reporting Officer”). During the Term, the Executive shall render such other services for the Company and its Affiliates as the Reporting Officer may from time to time reasonably request and as shall be consistent with the Executive’s position and responsibilities. During the Term, the Executive’s principal location of employment shall be Executive’s principal location of employment on the date hereof.
     5. Compensation.
          (a) Base Salary. During the Term, the Executive shall receive a base salary (the “Base Salary”) at a rate of $571,500 per annum, which shall be paid in accordance with the customary payroll practices of the Company during the Term, the Base Salary of the Executive shall not be reduced.
          (b) Bonus. Subject to the Executive’s continued employment with the Company through the end of the Term, in addition to the Base Salary, the Executive shall earn a cash bonus of $255,000 (the “Bonus”). The Bonus shall be payable no later than thirty (30) days following the end of the Term.
          (c) Participation in Benefit Plans. During the Term, the Executive shall be entitled to participate in the Company’s 401(k) plan and in the medical, dental, vision, life, disability and accident insurance programs maintained by the Company that were available to the Executive on the date of this Agreement, in each case, in accordance with the terms thereof as in effect on this Agreement. In addition, during the Term, the Executive shall be entitled to receive the following perquisites at no cost to the Executive:
               (i) Life Insurance. During the Term Company will maintain at its expense the current life insurance coverages for Executive. Payment of premiums by Company during the Term will be made in accordance with the regular premium payment schedule applicable to other Company senior executives.
               (ii) Automobile Allowance. During the Term, Executive will be entitled to keep the Company car currently assigned to Executive. All costs associated with the use and maintenance of the car will be paid by the Company according to the Company’s normal, practices and procedures.
               (iii) Financial Planning. During the Term, Executive will be entitled to reimbursement for fees and expenses incurred in consulting financial planning advisors on a basis consistent with that of other Company senior executives at his level, but not more than $2,500 per year. Reimbursement of such fees and expenses will be made in accordance with Company’s generally applicable policies, and in any event no later than the end of the calendar year in which such expenses are incurred.
               (iv) Office and Support Staff. During the Term, the Executive shall be entitled to a continued use of his existing office or offices of a size and with furnishings and other appointments, and to an administrative assistant (specifically Carla Detweiler).
               (v) Club Dues. During the Term, the Company will reimburse Executive for all dues (except for dues or other assessments for capital projects) owed for all clubs for which Executive is currently a member, not to exceed $30,000 in the aggregate. Executive shall provide the Company with a list of all clubs at which he is a member.
               (vi) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company in effect from time to time.
               (vii) Vacation. During the Term, the Executive shall be entitled to four (4) weeks paid vacation.
          (d) LTIP. The Company acknowledges and agrees that, except as set forth in Section 6 below, to the extent the Executive remains continuously employed by the Company and/or Parent through the first anniversary of the Closing Date, the Company shall pay to the Executive on the first anniversary of the Closing Date a lump sum cash payment equal to $2,288,000, reduced by any amount paid on or prior to the Closing Date under or in respect of performance units outstanding as of the date hereof (the “LTIP Amount”) under the Company’s 2004 Long Term Incentive Plan (the “LTIP”), payment of which shall be deemed to satisfy all obligations of the Company and/or Parent to the Executive under the LTIP and any award agreement entered into there under. The Company and the Executive further agree that notwithstanding anything herein or in the LTIP to the contrary, to the extent payable, the LTIP Amount will in all events be paid to the Executive no later than March 15 of the year following the year in which the Closing Date occurs.
     6. Termination of Employment. The Executive’s employment with the Company may be terminated by either Party at any time and for any or no reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern the Executive’s rights to compensation and benefits upon termination of employment with the Company and its Affiliates.
          (a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 6 (other than as a result of the Executive’s death) shall be communicated by a written notice (a “Notice of Termination”) to the other Party specifying a date of termination (the “Date of Termination”) which, shall be no more than ninety (90) days following the date of such notice; provided, however, that during the period beginning on the date of the Notice of Termination and ending on the Date of Termination, the Company may, in its sole discretion, place the Executive on paid leave of absence during which he shall continue to be deemed to be an employee of the Company for all purposes under this Agreement, but only be involved in Company matters to the extent requested by the Company.
          (b) Accrued Rights. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Base Salary through the Date of Termination not theretofore paid; any expenses owed to the Executive under the Company’s expense reimbursement policy; and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”).
          (c) Termination by the Company without Cause or by the Executive for Good Reason.
               (i) If the Executive’s employment is terminated during the Term (x) by the Executive for Good Reason during the first three (3) months of the Term, (y) by the Company without Cause (and not by reason a termination by the Company for Cause or by reason of the Executive’s death or Disability) during the first three (3) months of the Term, or (z) by either the Executive or the Company at any time after the first three (3) months of the Term, then, in addition to the Accrued Rights, the Company shall pay to the Executive a lump sum cash severance payment equal to the Base Salary and Bonus, to the extent not previously paid, that would have been payable to the Executive had the Executive remained employed by the Company through the end of the Term, plus all perquisites stated in Section 5(c). The lump sum payment described in the preceding sentence shall be paid to the Executive within thirty (30) days following the Date of Termination; provided that the Executive has executed (within twenty-one (21) days following the Date of Termination) a waiver and general release of claims agreement in the form attached to this Agreement as Exhibit A and that such general release of claims has become effective and irrevocable pursuant to its terms.
               (ii) Upon a termination of employment, for any reason, described in this Section 6(c), the Executive shall also be entitled to receive, to the extent not previously paid, a lump sum cash payment equal to the LTIP Amount, payable to the Executive within thirty (30) days following the Date of Termination; payment of which shall be deemed to satisfy all obligations of the Company and/or Parent to the Executive under the LTIP and any award agreement entered into there under.
               (iii) Upon a termination of employment described in Section 6(c)(i), the Executive shall also be entitled to receive the benefits described in Section 5(c) that would have been received by the Executive had the Executive remained employed by the Company through the end of the Term.

               (iv) For the avoidance of doubt, following the Executive’s termination of employment as described in Section 6(c)(i), the Executive shall have no further rights to any compensation or any other benefits from the Company or Parent, except as set forth in this Section 6(c).
          (d) Termination by the Company for Cause; Resignation without Good Reason; death; Disability. If, during the first three (3) months of the Term, the Executive’s employment is terminated (i) by the Company for Cause, (ii) upon the Executive’s death, (iii) upon the Executive’s Disability, or (iv) upon the Executive’s resignation without Good Reason, the Executive shall only be entitled to receive (a) the Accrued Rights, (b) the LTIP Amount to the extent not previously paid (payment of which shall be deemed to satisfy all obligations of the Company and/or Parent to the Executive under the LTIP and any award agreement entered into thereunder), and (c) any benefits due under any benefit plans or programs, and the Executive shall have no further rights to any compensation or any other benefits from the Company or Parent except as set forth in this Section 6(d).
          (e) Expiration of the Term. If the Executive’s employment terminates on or after the expiration of the Term for any reason, the Executive shall not be entitled to any additional compensation other than the Accrued Rights.
          (f) No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
          (g) Return of Property. Upon termination of the Executive’s employment with the Company and its Affiliates, whether voluntary or involuntary, the Executive shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any Affiliate (or business dealings thereof) that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any Affiliate during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices. The Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any Affiliate. The Executive further agrees that the Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any Affiliate that has been or is inadvertently directed to the Executive following the Executive’s last day of the Executive’s employment. The provisions of this Section 6(g) are in addition to any other written obligations on the subjects covered herein that the Executive may have with the Company and its Affiliates, and are not meant to and do not excuse such obligations. Upon the termination of his service with the Company, the Executive shall, upon the Company’s request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Executive has complied with the provisions of this Section 6(g).
          (h) Resignation of Offices. Promptly following the termination of the Executive’s employment with the Company for any reason other than his death, the Executive shall promptly deliver to the Company reasonably satisfactory written evidence of the Executive’s resignation from all positions that the Executive may then hold as an employee, officer or director of the Company or any Affiliate. The Company shall be entitled to withhold payment of any amounts otherwise due pursuant to this Section 6 until the Executive has complied with the provisions of this Section 6(h).
          (i) Ongoing Assistance. Following the termination of the Executive’s employment with the Company and its Affiliates, the Executive agrees to make himself reasonably available, subject to the Executive’s other personal and professional commitments and obligations, to provide information and other assistance as reasonably requested by the Company (and, at the reasonable expense of the Company), with respect to pending, threatened or potential claims and other matters related to the business of the Company about which the Executive has personal knowledge as a result of the Executive’s supervision or other involvement within such claims or matters performed in connection with the Executive’s employment. In all events, the Company shall reimburse the Executive or pay on the Executive’s behalf, all direct expenses incurred (including any travel) in connection with the Executive’s fulfillment of the obligations set forth in this Section 6(i).
     7. Amendment of LTIP. The Executive hereby agrees and consents to the Second Amendment to the LTIP previously adopted by the Company. In addition, the Executive hereby agrees that for all purposes under the LTIP, the term “Good Reason” shall not have the meaning set forth in Section 10.1 of the LTIP, but instead shall mean the occurrence of any one or more of the following:
               (i) the requirement that the Executive be based at a location which is at least seventy-five (75) miles further from his primary residence at the time such requirement is imposed than is such residence from the Company’s office as of Effective Time, except for required travel related to the business of the Company to the extent substantially consistent with the Executive’s business obligations;
               (ii) a reduction in the Base Salary;
               (iii) the Executive’s involuntary termination of employment with the Company for a reason other than Cause; and
               (iv) a change in Executive’s Direct Reporting Officer as set forth in Section 4 of this Agreement.
     8. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     9. Governing Law and Jurisdiction. This Agreement shall be construed and enforced under and be governed in all respects by the laws of Missouri, without regard to the conflict of laws principles thereof. The Company and the Executive hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the State of Missouri for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement.
     10. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to Parent or any of its Affiliates. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     12. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to Parent at its principal place of business, attention of the Chief Executive Officer of Parent or to such other address as any Party may specify by notice to the other actually received.
     13. Entire Agreement. This Agreement, together with any confidentiality, assignment of inventions, non-competition or other similar agreement between the Company and the Executive, constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter, including, without limitation, the Severance Agreement. For the avoidance of doubt, any confidentiality, assignment of inventions, non-competition or other similar agreement between the Company and the Executive shall remain in full force and effect following the executive of this Agreement and the consummation of the Merger.
     14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

     15. Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
     16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
     17. Third Party Beneficiary. Parent shall be a third party beneficiary of this Agreement.
     18. Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section 18 and as provided elsewhere herein. Solely for purposes of this Agreement, the following definitions apply:
          (a) “Affiliates” means, (i) with respect to the Company or Parent, all persons and entities directly or indirectly controlling, controlled by or under common control with the Company or Parent, as applicable, where control may be by management authority, contract or equity interest, and (ii) with respect to Executive, all entities directly or indirectly controlled by or under common control with Executive, where control may be by management authority, contract or equity interest.
          (b) “Cause” means:
               (i) The willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and the Executive has been provided a reasonable period of time, but no less than fifteen (15) days, to cure said deficiency identified by the Board, or
               (ii) The willful engaging by the Executive in (A) illegal conduct (other than minor traffic offenses), or (B) conduct which is in breach of the Executive’s fiduciary duty to the Company and which is demonstrably injurious to the Company, its reputation or its business prospects.
For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board), finding that, in the good-faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
          (c) “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total, and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
          (d) “Good Reason” means:
               (i) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and other than a failure to comply with Section 5(c) solely by reason of a reduction in benefits that applies to all salaried employees who are exempt from the wage and hour provisions of the Fair Labor Standards Act; or
               (ii) the Company’s requiring the Executive to be based at any office or location other than the Executive’s principal business location as of immediately prior to the Effective Time;
               (iii) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
               (iv) a change in the Executives direct Report Officer as set forth in Section 4 of this Agreement.
     19. In the event of a dispute regarding the terms of this Agreement or each party’s obligations herein, the prevailing party in any such dispute shall be entitled to recover all costs incurred to enforce the terms of this Agreement, including all reasonable attorney’s fees.
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     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, as of the date first above written.

EXECUTIVE:
/s/ Craig E. LaBarge

Craig E. LaBarge

LaBARGE, INC., a Delaware corporation:

By:	/s/ Randy L. Buschling

Name:	Randy L. Buschling
Title:	Vice President and Chief Operating Officer
SIGNATURE PAGE TO EMPLOYMENT AGREEMENT